Jacuzzi Brands, Inc. Phillips Point – West Tower 777 S. Flagler Drive Suite 1100 West Palm Beach, FL 33401 Phone 561-514-3838 Fax 561-514-3839

July 17, 2006

Mr. Alex P. Marini
Zurn Industries, Inc.
1801 Pittsburgh Ave.
Erie, PA 16514

Dear Al:

We are very pleased to offer to you, and that you have agreed to accept, the position of President and Chief Executive Officer of Jacuzzi Brands, Inc. (the "Company"). The Board of Directors congratulates you on this appointment. This appointment is to be effective September 1, 2006 (the "Starting Date").

I have outlined below the principal changes to your employment arrangements. It is understood that, prior to the Starting Date, to give effect to these changes, you and the Company will execute an amendment and restatement (the "Amended Agreement") of your employment agreement dated as of August 11, 2005 by and between the Company and you (the "Existing Agreement").

Authority

On the Starting Date, you will have such duties and authority as are consistent with the position of the president and chief executive officer of a public company, and you will report directly to the Chairman of the Board of Directors.

Base Salary

The Amended Agreement will provide that your annualized base salary will increase to $575,000, effective on the Starting Date.

Term

The Amended Agreement will have a term of three years commencing on the Starting Date, with automatic renewal for one year periods unless due notice is given.

Mr. Alex P. Marini
July 17, 2006

Annual and Long Term Incentive Compensation

For the fiscal years commencing on October 1, 2006 and thereafter during your employment under the Amended Agreement, you will be eligible to participate in an incentive bonus plan of the Company in accordance with, and subject to, the terms of such plan, that provides an annual cash target bonus opportunity equal to 100% of your base salary, converted to a like benefit under the proposed value added plan.

During such periods you will be eligible to participate in the Company's long term incentive program with awards at the level of 150% of your base salary, converted to a like benefit under the proposed value added plan.

Benefits and Vacation

Benefits, vacation and other perquisites will be provided as specified in the Existing Agreement.

Retirement Benefits

Retirement benefits will be provided as specified in the Existing Agreement, including (without duplication) the benefits to which you are eligible pursuant to the Jacuzzi Brands, Inc. Supplemental Executive Retirement Plan (the "SERP") and any other qualified or non-qualified pension plans covering your employment with the Company and/or Zurn Industries, Inc. You will give the Company at least six months prior written notice of any termination that would entitle you to start receiving retirement benefits from the Company or under these plans. The Amended Agreement will provide for the benefits under the SERP to be available in the form of a joint and survivor 60% annuity, in which case the amount of the monthly benefit will be subject to actuarial adjustment in accordance with the SERP.

Termination Provisions

The termination provisions of the Existing Agreement will continue, but the definition of Good Reason thereunder will be amended to include termination by the Executive during the thirteenth month following a Change in Control. The definition of Change in Control will be amended to exclude a transaction in which you have or will have an equity position in the purchaser.

Board of Directors

You will be elected to the Board of Directors effective on the Starting Date.

The Board of Directors, our executives and I congratulate you on your appointment. We

Mr. Alex P. Marini
July 17, 2006

are looking forward to working with you in the continuation of the transformation and progress of our company.

Best regards,

/s/ Veronica M. Hagen

Veronica M. Hagen
Chairman, Compensation Committee

/s/ Alex P. Marini	Date: July 17, 2006

Agreed and accepted:
Alex P. Marini